Shareholder Newsletter

ZYNEX MEDICAL

NEW DIVISIONS

February 24, 2010 -- Zynex, Inc. announces plans to form two new business units: Zynex Monitoring Solutions and Zynex NeuroDiagnostic. The two proposed new subsidiaries will leverage the proprietary core technology in Zynex' existing product portfolio to create, develop and market new products for hospitals and clinics.

NEW LOCATION

Zynex recently moved into new headquarters, and has continued streamlining its infrastructure. In the 4th quarter of 2009 and the 1st quarter of 2010 Zynex invested in the expansion of its sales force and the build-out of infrastructure to handle the claims and orders generated by the growing Zynex sales organization.



9990 Park Meadows Drive
Lone Tree, Colorado

REVENUE TREND


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June 23, 2010

New Product-NexWave

Zynex has developed NexWave, a new product in its electrotherapy product line. The product is based on the company's existing hardware platform and is expected to deliver transcutaneous electrical nerve stimulation, interferential current as well as neuromuscular electrical stimulation.

Thomas Sandgaard, CEO, said, "We expect that demand will be good for this new and versatile product. We introduced prototypes of the NexWave to our sales-force during our June National Sales Meeting at our new corporate headquarters and are hopeful our sales representatives will be able to begin introducing it to their physician and therapist customers in late 2010."

May 17, 2010

1st Quarter 2010

For the three months ended March 31, 2010, Zynex reported net revenue of $4,875,397, an increase of $643,063 or 15% compared to $4,232,334 for the three months ended March 31, 2009.

The information presented is from the Company's press releases and SEC filings as of the dates referenced, all of which are available at the Company's web site, www.zynexmed.com, or on the SEC's web site for public filings, www.sec.gov/edgar.shtml.

HEADLINES

March 25, 2010

2009 Financials

Zynex reports net income of $2,382,000 in the year ended December 31, 2009 versus $111,000 for the previous year. Net revenue for the year 2009 was $18,681,000, an increase of 59% compared to $11,764,000 for 2008. Cash provided by operations during 2009 was $3,648,000 and the Company had an ending cash balance at December 31, 2009 of $863,000.

October 5, 2009

Medicare Accreditation

Zynex Medical announces it has obtained accreditation as a Medicare DMEPOS (Durable Medical Equipment, Prosthetics, Orthotics, and Supplies) supplier, as required to maintain its status as provider to Medicare and several private health insurance companies. The accreditation was performed by the Compliance Team, one of ten organizations certified to audit and accredit durable medical equipment providers in the US.

Thomas Sandgaard, CEO said, "Not only do we maintain our status of being a provider to Medicare, but our customers know that we have met the high standards and procedures."

September. 29, 2009

Warrants & Options Expire

Warrants and Options for 1,600,000 shares of stock have expired. These shares were issued in prior years. Thomas Sandgaard said, "The recently expired options and warrants represent approximately 15% of today's float. We believe the expiration of warrants is valuable to shareholders because it reduces the potential dilution."

Q&A The Wall Street Transcript

Excerpts The Wall Street Transcript 9/21/09

With CEO, Thomas Sandgaard

TWST: Would we please start with a brief overview of the history and evolution of Zynex Incorporated?

Mr. Sandgaard: Zynex started its business back in 1996 as a wholesaler of medical devices and has slowly grown its business to also manufacture its own line of products, and now employs its own sales force instead of selling through distributors. In 2002 we got to about $1 million in annual revenue. And being in the healthcare industry with typically very slow payments, there were a lot of a road bumps that were very difficult to get over. In late 2003, we finally found the solution in form of a reverse merger to go public and a subsequent investment to fuel the further growth of the company. So since early 2004, we've been publicly traded and we have grown from about $1 million in annual revenue back then to this point, where we have an annual run rate of $16 million or more this year, based on net revenue for the first half of the year and we are highly profitable.

TWST: As you look at the market as a whole right now, what type of growth potential do you see? How do you perceive the position that Zynex holds right now?

Mr. Sandgaard: In the main market we are in - electrotherapy products for pain relief - we hold approximately 4% market share and obviously see that we have a huge potential for growth with only two major competitors. We also have other products, including the NeuroMove for stroke rehabilitation that long term could become one of our main products. We hope to gain a substantial market share in the market for pain relief in the near term, and that's where we expect most or all of our growth to come from. Again, that's short term. With our recent CE marking, we have started sales in Europe with distributors that already have a presence in this market.

TWST: Would you please talk about your proprietary technology platform?

Mr. Sandgaard: Our NeuroMove device that's used for stroke and spinal cord injury rehab is incredibly sensitive in its ability to pick up attempts from the patient's brain to try to move the muscles. And our product will use those attempts, even just thinking about it if - even if you are not a stroke survivor - just thinking about it, you can actually trigger a movement using this device. So it's a very unique technology that uses a very sensitive measuring technology to help a patient realize when he was putting in a good attempt to try to move, and that's a learning process also referred to as "neuroplasticity." Obviously, it is extremely powerful when you experience that you could actually see the movement as a result of your own attempt, and as a patient you couldn't do that before. So that relearning process is extremely important in the brain's ability to rewire itself.

TWST: Where do you se the biggest opportunities for Zynex as you look forward, as you look ahead?

Mr. Sandgaard: Short term, we expect to see an increased market share, and therefore, increased revenues and profit in the pain management market. And we see stroke rehabilitation and spinal cord injury rehabilitation as some of the markets that are going to bring additional revenue to the company into maybe three, five or even 10 years out, and take Zynex to the next level. We could also consider acquiring other technologies or other companies not too far in the future. We continue to have a strong interest in getting listed on the AMEX/NYSE.

The entire interview with Mr. Sandgaard and the Investor Power Point Presentation are available on our web-site: www.zynexmed.com/news.html

The press releases and The Wall Street Transcript referenced in this letter speak only as of the date issued. Developments and changes with respect to the Company after the date of such releases are reflected in the Company's Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K filed with the SEC. We urge you to review our reports filed with the SEC, including the risk factors described therein.

Annual Financial Data	2009	2008	2007	2006	2005
Net Revenue	$18,681	$11,764	$8,048	$2,557	$2,098
Gross Profit	14,888	9,524	7,205	2,404	1,982
Net Income	2,382	111	2,131	-320	301
Net Cash on Hand*	863	-1,918	-228	211	4
EPS	0.08	0.00	0.07	-0.01	0.00
Cash Flow from Operations	3,648	-715	746	-483	-127
Total Stockholders Equity	7,486	4,774	3,618	1,287	441
Fully Diluted Shares Outstanding	30.4M	30.6M	28.5M	24.0M	23.5M

Quarterly Financial Data	3/2010	12/2009	09/2009	06/2009	03/2009	12/2008
Net Revenue	$4,875	$5,412	$4,691	$4,347	$4,232	$3,936
Gross Profit	3,879	3,864	3,793	3,570	3,750	3,053
Net Income	-67	264	459	709	951	-41
Net Cash on Hand*	68	863	-860	-1,645	-1,321	-1,918
EPS	0.00	0.01	0.02	0.02	0.03	0.00
Total Stockholders Equity	7,480	7,486	7,053	6,158	5,350	4,774
Fully Diluted Shares Outstanding	30.5M	30.4M	30.3M	30.3M	30.5M	30.6M

Dollars represented in 000's

*Net Cash on Hand is a non-GAAP number. Net Cash on Hand is calculated by taking the cash and cash equivalents from the assets section of the Balance Sheet and subtracting select liabilities including: Bank Overdraft, Line of Credit Balance and Loans From Shareholders.

Safe Harbor

This news letter includes financial estimates and forward-looking statements. These estimates and forward-looking statements are based on present circumstances, information currently available, and assumptions about future revenues, industry growth, and general economic conditions. Estimates are inherently uncertain as they are based on assumptions concerning future events. No representations can be made as to the accuracy of such information or the reliability of such assumptions. Accordingly, actual results may vary significantly from the Company's estimates, for many reasons, including those described as "Risk Factors" in our Annual Reports on Form 10-K. Therefore, neither the Company's estimates nor the assumptions upon which they are based are to be interpreted as a guarantee or promise of the Company or management. The Company has no obligation to modify, amend, update, alter, or change the estimates contained herein.

For more information contact:
Thomas Sandgaard, CEO
tsandgaard@zynexmed.com

ZYNEX MEDICAL™

ZYNEX MEDICAL, 9990 PARK MEADOWS DRIVE, LONE TREE, CO 80124 TELEPHONE: (303) 703-4906 FACSIMILE: (303) 347-9163